EXIBIT 99.1
[NTL Logo]


FOR IMMEDIATE RELEASE

NEGOTIATIONS BETWEEN NTL AND THE FA PREMIER LEAGUE FOR PAY-PER-VIEW RIGHTS CEASE

     New York,  New York  (October  18,  2000) - NTL  Incorporated  (NASDAQ  and
EASDAQ: NTLI) announces today it and the Football Association Premier League have been unable to agree final terms regarding the UK pay-per-view TV rights package and negotiations have now ceased.

     The package, for which NTL offered to pay 109 million pounds per year was scheduled to run for three years and would have enabled the company to screen 40 live FA Premier League matches per annum on a pay-per-view basis.

     Barclay Knapp, Chief Executive Officer of NTL said:

     "Naturally we are very disappointed that we have not been able to complete negotiations under terms which both we and the Premier League found satisfactory. Under the terms of the Confidentiality Agreement, signed with the Premier League some months ago, we cannot comment any further."


For further information, please contact:

In the U.S.:
John F. Gregg, Senior Vice President - Chief Financial Officer Richard J. Lubasch, Executive Vice President - General Counsel Bret Richter, Vice President - Corporate Finance and Development Amy Minnick, Investor Relations
(212) 906-8440, or via e-mail at investor_relations@ntli.com


In the UK:
Alison Kirkwood          +44 7788 186 154 / 01256 752 662
Malcolm Padley           +44 7788 978 199 / 01256 753 408

Buchanan Communications on +44 207 466 5000
-        Richard Oldworth
-        Mark Edwards
-        Jeremy Garcia

more on NTL

- NTL uses state-of-the-art technology to deliver telephone, TV, internet and interactive services to UK homes and businesses.

-    22  million  homes  watch  ITV,  C4  and  C5  thanks  to  NTL's   broadcast
     transmitters; and 12 million homes are located within its fibre-optic broadband network.

- NTL helped pioneer digital TV and is involved in digital terrestrial, cable and satellite. It launched the UK's first interactive service in March 1999.

- NTL's national network carries such names as Virgin, Orange and AT&T. With businesses in Ireland, France, Switzerland, south-east Asia and Australia, NTL has 20,000 employees and is listed on NASDAQ and EASDAQ.

- In May 2000, NTL completed its acquisition of the consumer and direct business operations of Cable & Wireless Communications